Exhibit 10.9
QUOVADX, INC.
Non-Executive Management
Retention and Change in Control Plan

1.	PURPOSE.
The Company has adopted the Quovadx, Inc. Retention and Change in Control Plan (this “Plan”) for the benefit of selected key employees of the Company, on the terms and conditions described in this Plan. The purpose of this Plan is to provide a special incentive to key employees of the Company, to help retain qualified employees, to maintain a stable work environment and to provide economic security to eligible employees while the Company explores various strategic alternatives. There are certain terms that are important to understand this Plan. These terms are described in Section 12 of this Plan.
Each Participant will receive an agreement (each, an “Award Agreement”) from the Company that states the specific amount and terms of the Retention Bonus and of the Change in Control Payment. The Participant must execute and deliver his or her Award Agreement to the Company (by the date set forth in the Award Agreement) to participate in this Plan. Each Award Agreement will be in a form and will contain terms and conditions as the Plan Administrator deems appropriate subject to this Plan.

2.	AWARDS.
Subject to the terms and conditions of this Plan and the Participant’s Award Agreement, each Participant will receive a Retention Bonus, and upon the occurrence of a triggering event the Change in Control Payment, in consideration for services rendered to the Company.

3.	RETENTION BONUS AND CHANGE IN CONTROL PAYMENT.
Fifty percent (50%) of the Retention Bonus will vest on the First Vesting Date and the remaining fifty percent (50%) of the Retention Bonus will vest on the Second Vesting Date; provided the Participant is employed by the Company on the applicable vesting date except as set forth below.
In the event of a Change in Control Transaction, if a Participant’s employment is terminated by the Company, other than for Cause, during the period commencing one (1) month prior to the execution of an agreement the consummation of which would result in a Change in Control Transaction up to and through the Closing Date, then (i) no later than thirty (30) days after the Closing Date that Participant will receive their Change in Control Payment, regardless of whether or not any acquiror in the Change in Control Transaction employs or offers to employ the Participant after the Closing Date, (ii) any unvested portion of the Participant’s Retention Bonus will vest as of the Closing Date and (iii) any of the Participant’s other equity awards from the Company which have not previously vested shall become immediately vested and exercisable as of the Closing Date.

4.	PAYMENT OF RETENTION BONUS.
To the extent vested in accordance with Section 3, the Company will pay the vested portion of the Retention Bonus to each Participant no later than thirty (30) days after the applicable vesting date. If there is a Change in Control Transaction, the Company will pay the remaining portion of the Retention Bonus which has vested in accordance with Section 3 no later than thirty (30) days after the Closing Date.
In the event a Participant is terminated after a vesting event but prior to payment of any vested portion of the Retention Bonus, the Company will pay the vested portion of the Retention Bonus on the Participant’s termination date.

5.	CONFIDENTIALITY AND NON-SOLICITATION.
No Participant will receive or be eligible to receive any portion of his or her Retention Bonus or the Change in Control Payment, not previously paid, if the Participant violates the confidentiality or the non-solicitation restrictions set forth in this Section 5 or in the Participant’s Award Agreement. For purposes of this Section 5, references to the “Company and its affiliates” will also include any successors to the Company’s business.
During each Participant’s employment with the Company and thereafter, he or she will not disclose to any Person (except as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its affiliates), or use for his or her own benefit or gain, any Confidential Information obtained by the Participant incident to his or her employment or other association with the Company or any of its affiliates. The term “Confidential Information” will not include information that: (i) becomes subsequently available to the Participant on a non-confidential basis from a source not known or reasonably suspected by Participant to be bound by a confidentiality agreement or secrecy obligation owed to the Company; (ii) is or becomes generally available to the public other than as a result of a breach of a confidentiality agreement or (iii) is independently developed by the Participant without use, directly or indirectly, of Confidential Information. If only a portion of the Confidential Information falls under one of the previous exceptions, then only that portion will not be deemed Confidential Information. In the event that the Participant is requested or required, under any applicable court order, administrative order, statute, regulation or other official order by any government or any agency or department thereof, to disclose any Confidential Information, the Participant will (a) provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement and (b) reasonably cooperate with the Company to obtain such protective order or other remedy. In the event such protective order or other remedy is not obtained and the Company fails to waive compliance with the relevant provisions of this Agreement, the Participant agrees to (1) furnish only that portion of the Confidential Information that he or she is advised by his or her legal counsel in writing that he or she is legally required to disclose, (2) upon the Company’s request and expense, use his or her reasonable efforts to obtain assurances that confidential treatment will be accorded to such information and (3) give the Company

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prior written notice of the Confidential Information to be disclosed as far in advance of his or her disclosure as is reasonably practicable.
To the extent set forth in a Participant’s Award Agreement, each Participant will not, without the Company’s prior written agreement, during his or her employment with the Company or one of its affiliates and for a period set forth in his or her Award Agreement following termination of his or her employment, directly or indirectly, whether as an employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise: (1) cause or attempt to cause the termination of, or hire or attempt to hire, or interfere or attempt to interfere with, the relationship between the Company and any employee, agent, or contractor of the Company or (2) solicit business from any customer or client served by the Company during the Participant’s employment relationship with the Company or interfere or attempt to interfere with any transaction, agreement, or business relationship in which the Company or any affiliate was involved at any point during the Participant’s employment relationship.

6.	ENFORCEMENT OF CONFIDENTIALITY AND NON-SOLICITATION PROVISIONS.
The Company, in addition to any other remedies available to it, will be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by any Participant of any of the covenants contained in Section 5 and in the Participant’s Award Agreement without having to post bond and shall be entitled to an award of its attorneys’ fees and costs if the Participant is adjudged by a court of competent jurisdiction to have breached any of the restrictive covenants in Section 5 or in the Participant’s Award Agreement.
In the event that any provision of Section 5 or in the Participant’s Award Agreement shall be determined by any court of competent jurisdiction to be invalid or unenforceable, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law and the remainder of this Section 5 or the Participant’s Award Agreement will remain fully enforceable.
With regard to a Participant: if, during the period commencing at termination of employment with the Company and its affiliates and ending on termination of the non-solicitation restrictions set forth in the Award Agreement, the Company determines in good faith that the Participant has violated any of the confidentiality or non-solicitation provisions in Section 5 or in the Participant’s Award Agreement, all rights to future payments and benefits under Sections 2, 3 and 4 and in the Participant’s Award Agreement shall be immediately forfeited.

7.	PLAN ADMINISTRATION.
The Plan Administrator will administer, interpret and make all other determinations necessary or advisable for the administration of this Plan, subject to all of the provisions of this Plan and subject to the limitations set by the CCB. The Plan Administrator will identify Participants and award Retention Bonuses and Change in Control Payments

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subject to any limitations set by the CCB. All determinations made by the Plan Administrator in accordance with this Section 7 will be binding on the Company and all Participants.

8.	PLAN MODIFICATION OR TERMINATION.
The Plan Administrator may terminate this Plan at any time; provided, however, that (i) during the one (1) month period prior to the execution of an agreement the consummation of which would result in a Change in Control Transaction, (ii) during the Pendency of a Transaction and (iii) following a Change in Control, the Plan Administrator may not terminate or amend this Plan in any manner that may be adverse to the interests of any Participant. For the avoidance of doubt, any amendment to this Plan or any action by the Plan Administrator will be considered adverse to the interests of a Participant if it (a) causes a Participant to no longer be a participant in this Plan or to decrease the benefits for which a Participant is eligible or (b) is in violation of the first sentence of this Section 8. Any action of the Company in amending or terminating the Plan will be taken in a non-fiduciary capacity.

9.	NO GUARANTEE OF EMPLOYMENT.
This Plan does not, and will not be construed to provide, any assurance of any Participant’s continuing employment with the Company, its affiliates or successors. Unless otherwise provided in an employment agreement between the Company and a Participant, each Participant acknowledges that the Participant is an employee at will and either the Company or the employee can terminate the employment relationship with or without notice, for any reason or for no reason at all. Each Participant acknowledges that he or she remains subject to the Company’s Code of Business Conduct and Ethics.

10.	TAX.
The Company shall be entitled to withhold from amounts to be paid to a Participant any federal, state or local withholding or other taxes which it is from time to time required to withhold.

11.	ASSIGNMENT; SUCCESSORS AND ASSIGNS.
The Company, its successors and assigns may in their sole discretion assign this Plan and/or any Award Agreement to any Person, with or without any Participant’s consent. This Plan thereafter shall bind and obligate such successor and assigns to the liabilities and obligations hereunder, and inure to the benefit of, the Company’s successor or assign(s).
No Participant may assign any right or interest under this Plan or his or her Award Agreement or any right or obligation arising under the Award Agreement.

12.	IMPORTANT TERMS.
To help the Participants understand this Plan, it is important to know the following terms:

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Cause — means a termination by the Company because of any one of the following events: (i) the Participant’s misconduct, fraud, dishonesty or malfeasance that results in material injury to the Company; (ii) the Participant’s willful or intentional failure to (a) perform his or her duties, (b) follow the reasonable and legal direction of the Company or (c) follow the policies, procedures and rules of the Company, including but not limited to the Company’s Code of Business Conduct and Ethics. For any such failure listed in this sub-section (ii), the Company shall first give the Participant written notice setting forth with specificity the reasons that the Company believes the Participant is failing and fifteen (15) days to cure such failure or (iii) the Participant’s conviction of, or plea of nolo contendre to, a felony.
Compensation Committee of the Board (CCB) — is the committee appointed by the Board of Directors of the Company to administer compensation plans of the Company.
Change in Control — has the meaning ascribed to such term in the Stock Plan.
Change in Control Payment — shall consist of a cash payment, the total amount as set forth in each Participant’s Award Agreement, which is subject to the terms and conditions set forth in this Plan and in the Participant’s Award Agreement.
Change in Control Transaction — means the consummation of any of the following events prior to March 2, 2008: (i) the occurrence of a Change in Control, (ii) for Participants assigned to a specific division of the Company, the closing of a sale of such division or (iii) for Participants assigned to corporate headquarters, the closing of a sale of a specific division in the event such Participant’s employment is terminated in connection therewith.
Closing Date — the date on which a Change in Control Transaction occurs.
Code — means the Internal Revenue Code of 1986, as amended.
Company — Quovadx, Inc., a Delaware corporation.
Confidential Information — any and all information of the Company and its affiliates that is not generally known by others with whom they compete or do business, or with whom they plan to compete or do business and any and all information, not publicly known, which, if disclosed by the Company or its affiliates would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the trade secret, development, research, testing, manufacturing, marketing and financial activities of the Company and its affiliates, (ii) all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its affiliates, together with all services provided or planned by the Company or any of its affiliates, during the Participant’s employment, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its affiliates, (iv) the identity and special needs of the customers of the Company and its affiliates and (v) the people and organizations with whom the Company and its affiliates have business relationships and those relationships. Confidential Information also includes comparable information that the Company or any of its affiliates have received belonging to others or which was received by the Company or any of its affiliates with any understanding that it would not be disclosed.

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First Vesting Date — May 31, 2007.
Participant — means any full-time employee of the Company or any subsidiary thereof who is designated by the Plan Administrator.
Pendency of a Transaction — the period commencing upon the execution of an agreement the consummation of which would result in a Change in Control Transaction and ending on the earlier to occur of (1) the Closing Date or (2) the termination of such an agreement.
Person —an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its affiliates.
Plan Administrator — means the Company’s Chief Executive Officer or his designee.
Retention Bonus — shall consist of a cash payment, the total potential amount as set forth in each Participant’s Award Agreement, which is subject to vesting, payment and other terms and conditions set forth in this Plan and in the Participant’s Award Agreement.
Retention Period — means the eighteen (18) month period commencing August 31, 2006.
Second Vesting Date — means March 2, 2008.
Stock Plan — the Quovadx, Inc. 2006 Equity Incentive Plan.

13.	CLAIMS, INQUIRIES, APPEALS.
13.1 Applications for Benefits and Inquiries. Any application for benefits, inquiries about this Plan or inquiries about present or future rights under this Plan must be submitted to the Plan Administrator in writing, as follows:
Plan Administrator
c/o Quovadx, Inc.
7600 E. Orchard Road, Suite 300-S
Greenwood Village, CO 80111
13.2 Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial. The written notice of denial will be set forth in a manner designed to be understood by the applicant, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Plan Administrator needs to complete the review and an explanation of the Plan’s review procedure.
     This written notice will be given to the employee within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required,

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written notice of the extension will be furnished to the applicant before the end of the initial ninety (90)-day period.
     This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied. The applicant will then be permitted to appeal the denial in accordance with the review procedure described below.
13.3 Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied (or deemed denied). The Plan Administrator will give the applicant (or the applicant’s representative) an opportunity to review pertinent documents in preparing a request for a review and submit written comments, documents, records and other information relating to the claim. A request for a review shall be in writing and shall be addressed to:
Plan Administrator
c/o Quovadx, Inc.
7600 E. Orchard Road, Suite 300-S
Greenwood Village, CO 80111
     A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The Plan Administrator may require the applicant to submit additional facts, documents or other material as the Plan Administrator may find necessary or appropriate in making its review.
13.4 Decision on Review. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60)-day period. The Plan Administrator will give prompt, written notice of the Plan Administrator’s decision to the applicant. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific Plan provisions upon which the decision is based. If written notice of the Plan Administrator’s decision is not given to the applicant within the time prescribed in this Section 13.4 the application will be deemed denied on review.
13.5 Rules and Procedures. The Plan Administrator may establish rules and procedures, consistent with the Plan and with Employee Retirement Income Security Act of 1974, as amended, as necessary and appropriate in carrying out his or her responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to

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submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.
13.6 Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the claimant (1) has submitted a written application for benefits in accordance with the procedures described by Section 13.1 above, (2) has been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator’s failure to act on it within the established time period), (3) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 13.3 above and (4) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator’s failure to take any action on the claim within the time prescribed by Section 13.4 above).

14.	MISCELLANEOUS.
Subject to the specific provisions of Section 5 concerning the non-solicitations, if any other provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provision had not been included.
The headings and captions in this Plan are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.
Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States Mail, first class, postage prepaid, addressed to the intended recipient at his, her or its last known address.
This Plan shall be construed and enforced according to the laws of the State of Colorado to the extent not preempted by federal law, which shall otherwise control.
Any questions about this Plan or questions about rights under this Plan must be submitted to the Company’s Vice President of Human Resources in writing, as follows:
Karen Wilcox
c/o Quovadx, Inc.
7600 E. Orchard Road, Suite 300S
Greenwood Village, CO 80111
* * *

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